Exhibit 10.1

Agreement for Internet Sales and Marketing


                                  AGREEMENT
	                               FOR
                       INTERNET SALES AND MARKETING; and
	                  DEVELOPMENT OF FUTURE PRODUCTS

THIS AGREEMENT, and each part of it, is entered into as of this 7th day of September, in the year 1999, by and through Nutek, Inc. with offices at 23792 Rockfield Blvd, Suite 140, Lake Forest, CA 92630 (hereinafter referred to as "NUTEK") and Kaire Holdings, Inc., a Delaware Corporation with offices at 7348 Bellaire Avenue, North Hollywood, California 91605 (hereinafter referred to as "Kaire"). Throughout this Agreement, the names "Kaire" and "Vitaplanet" and "vitaplanet.com" shall refer to the same ownership entity which is the above stated Kaire Holdings, Inc. Nutek is in the process of developing a world wide web e-commerce site which shall be referred to in this agreement as "NUTEK Site."

WITNESSETH

WHEREAS, NUTEK currently owns or controls certain proprietary rights, including the use of the name, likeness and character of Scott Helvenston; certain copyrights, articles, various existing videotapes (as of the date of this Agreement), exercise manuals, trademarks, artwork, advertising and marketing paraphernalia, T-shirts, films and in the most general sense, a vast number of existing "products," which involve or portray or communicate through the senses, various acts involving Scott Helvenston, and various associates, partners, characters, and/or agents and other independent contractors, all of whom have provided services at the direction of an Scott Helvenston; and

WHEREAS, NUTEK shall in the future develop certain products and/or properties to which NUTEK shall own or control or retain a proprietary interest in, including the name, likeness, and character of Scott Helvenston; certain copyrights, various articles, videotapes which are currently in production or which shall be in future production, exercise manuals, trademarks, and each of them, of various descriptions, artwork, advertising and marketing paraphernalia, T-shirts, films and in the most general sense, a vast number of "products," which will involve or portray or communicate through the senses, various acts involving Scott Helvenston, and various associates, partners, characters, and/or agents and other independent contractors , all of whom have provided services at the direction of a NUTEK authority figure; and

WHEREAS, Kaire, who owns and markets an Internet based e-commerce business which may be found on the world wide web at "vitaplanet.com," desires to sell certain NUTEK products which include the name, likeness, and character of Scott Helvenston; specifically, Kaire wishes to sell, among other things, various existing videotapes which are owned in part or wholly by NUTEK; and

WHEREAS, Kaire wishes to develop products which include the name, likeness, and character of Scott Helvenston; specifically, Kaire wishes to share in the production and ownership and realization of any and all profits generated from the production of videotapes, workout manuals and fitness equipment, and any kind of fitness equipment; and

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THEREFORE, the parties agree as follows:

Existing NUTEK Owned Products Involving Scott Helvenston.

Kaire shall internationally sell, market and distribute, any all products owned by NUTEK as of the date this Agreement is executed, which involve in any way, shape or fashion Scott Helvenston.

Other than the vitaplanet.com Internet site, during any period in which this agreement is in effect, any all products owned by NUTEK, as of the date this Agreement is executed, which involve in any way, shape or fashion Scott Helvenston, may only be sold on the following internet world wide web addresses: (1) sealtraining.com and (2) NUTEK owned internet sites.

The costs that NUTEK charges Kaire for products in Section 1 of this Agreement shall not change during the existence of this agreement or any subsequent period thereof.

NUTEK shall pay Scott Helvenston any and all royalties owed or which may become due as compensation for any and all sales of existing products.

Development and Production of Videos, Fitness Equipment and
Fitness/Training Manuals.

Both Kaire and NUTEK shall have the right to invest up to 50% (fifty percent) of the development and production costs necessary to create future fitness videos, fitness equipment, and fitness/training manuals which involve Scott Helvenston.

The percentage to which Kaire and NUTEK each contribute for said development and production costs relative to the overall development and production costs shall determine each entity's ownership interest in the final product.

Each entity shall have the right to market said products in any responsible way necessary for the promotion and sale of the product. Said marketing costs shall be considered a "development and production cost" for the purposes of this Agreement. The marketing and/or promotion of any product in
Section 2 on either the Kaire or NUTEK web site shall not be considered a "marketing cost" for the purpose of this Agreement.

Regarding profits from II. (A.)(1-2)

Profits for products sold on the vitaplanet.com or any other internet web site owned by Kaire Holdings: 75 % to Kaire and 25 % to NUTEK. Royalties to Scott Helevenston shall be paid according to the same 75/25 breakdown.

Profits for products sold on the NUTEK Site or any other internet web site owned by NUTEK: 75 % to NUTEK and 25 % to Kaire. Royalties to Scott Helevenston shall be paid according to the same 75/25 breakdown.

Profits from 3rd party sales (or non-Kaire/NUTEK owned businesses) shall be split 50/50. Royalties to Scott Helevenston shall be paid according to the same 50/50 breakdown.

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Term of Agreement.

The terms of this agreement shall be effective for a period no less than 1 year, beginning on the date this Agreement is executed. This Agreement may be terminated after any 1 year period by either party by giving 30 days written notice via U.S. mail to the addresses listed above. If no notice is given, up to three additional 1 year periods shall begin and become effective at 12:01 a.m. on the day following the last effective day of the prior period of this Agreement.

Entirety of Agreement.

The provisions contained above, and each of them, are the entire Agreement. No other part or provision, either written or oral, shall be relevant with respect to the interpretation this Agreement. Any subsequent addition or amendment to this Agreement shall be operative to the extent that it explicitly supplants or replaces any term or condition contained herein.

Kaire Holdings, Inc. 			            	NUTEK Inc.

By:	Owen Naccarato	                  By: Murray N.Conradie
-----------------------              ---------------------------
Chief financial Officer			           President/CEO
Date:	9/2/99					                    Date:	9/2/99


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